Exhibit 99.1

BOSTON SCIENTIFIC ELECTS EDWARD J. LUDWIG TO

ITS BOARD OF DIRECTORS

Natick, Mass. March 3, 2014 — The Board of Directors of Boston Scientific Corporation (NYSE: BSX) has elected Edward J. Ludwig as a Director.  The appointment of Mr. Ludwig will fill a vacancy that will result from the Board’s decision to increase the number of directors comprising the Board from eleven to twelve.  The increase in the number of directors and Mr. Ludwig’s appointment to the Board were both effective March 1, 2014.

Mr. Ludwig was formerly the Chief Executive Officer, President and Chairman of the Board of Directors of Becton, Dickinson and Company, a global medical technology company. Mr. Ludwig currently serves as Lead Director on Aetna Inc.’s Board of Directors and chairs its Finance Committee and is a member of the Board of Directors of Xylem, Inc.  He serves on the Columbia Business School Board of Overseers and is the Vice Chairman of the Hackensack University Medical Center Network Board of Trustees.  Mr. Ludwig received a B.A. degree in economics and accounting from The College of the Holy Cross and a M.B.A. degree from Columbia University.

“Ed is an accomplished business leader and brings a wealth of experience and management insight to our Board,” said Pete Nicholas, Chairman of the Board, Boston Scientific Corporation.  “We look forward to his perspectives and insights, and are delighted to welcome him to the Board.”

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 30 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare.  For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

CONTACTS

Media:	Investors:
Denise Kaigler	Susie Lisa
508-650-8330 (office)	508- 652-5354 (office)
Corporate Affairs & Communications	Investor Relations
Boston Scientific Corporation	Boston Scientific Corporation
denise.kaigler@bsci.com	investor_relations@bsci.com

#              #              #